Pursuant to Rule 424(b)(3)

Registration No. 333-238266

PROSPECTUS

Cyren Ltd.

16,586,396 Ordinary Shares

This prospectus relates to the proposed resale from time to time of up to 16,586,396 ordinary shares, par value ILS 0.15 per share, by the selling shareholders named herein, together with any additional selling shareholders listed in a prospectus supplement (together with any of such shareholders’ pledgees, assignees, and successors-in-interest).

The shares to be sold hereunder are issuable by us (i) upon conversion of outstanding 5.75% Convertible Debentures due 2024, or the Debentures, held by the selling shareholders, and (ii) as interest payable pursuant to the terms of the Debentures. We are registering the offer and sale of the ordinary shares issuable to the selling shareholders under the Debentures to satisfy the registration rights they were granted in connection with the issuance of the Debentures. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.

The selling shareholders may offer and sell or otherwise dispose of the ordinary shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” for more information about how the selling shareholders may sell or dispose of their ordinary shares.

Our ordinary shares are listed on the Nasdaq Capital Market under the trading symbol “CYRN.” On May 26, 2020, the closing price for our ordinary shares was $1.18 per share.

Investing in these securities involves certain risks. See “Risk Factors” on page 2 of this prospectus. Also see “Risk Factors” in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 26, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, certain selling shareholders may from time to time sell the ordinary shares described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”

This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any ordinary shares being offered.

Neither we nor the selling shareholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or any free writing prospectus that we have authorized. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us” and “Cyren” refer, collectively, to Cyren Ltd., an Israeli registered public company, and its subsidiaries.

ii

PROSPECTUS SUMMARY

THE COMPANY

Purpose built for the cloud, we are an early pioneer and leading innovator of Software-as-a-Service, or SaaS, security solutions that protect businesses, their employees and customers against threats from email and the web.

Our cloud-based approach to security sets us apart from other vendors in the market. Our security solutions are architected around the fundamental belief that cybersecurity is a race against time – and the cloud best enables the speed, sophistication and advanced automation needed to detect and block threats as they emerge on the internet. As more and more businesses move their data and applications to the cloud, they need a security provider that is able to keep pace.

Our cloud security products and services fall into three categories:

●	Cyren Threat Detection Services – these services detect a variety of threats in email and from the web, and are embedded into products from the world’s leading technology and security vendors. Cyren Threat Detection Services include our Email Security Detection Engine, Malware Detection Engine, Web Security Engine, and Threat Analysis Service.

●	Cyren Threat Intelligence Feeds – Cyren’s threat intelligence feeds provide valuable threat intelligence data that can be used by enterprise or OEM customers to support threat detection, threat hunting and incident response. Cyren’s threat intelligence feed offerings include IP Reputation Intelligence, Phishing Intelligence, Malware Intelligence and Zombie Intelligence.

●	Cyren Enterprise Email Security Products – these include cloud-based solutions designed for enterprise customers, and are sold either directly or through channel partners. Cyren enterprise email security products include Cyren Email Security, a cloud-based secure email gateway and Cyren Inbox Security, an anti-phishing product for Office 365.

We were incorporated as a private company under the laws of the State of Israel on February 10, 1991 and our legal form is a company limited by shares. We became a public company on July 15, 1999 under the name Commtouch Software Ltd. In January 2014, we changed our legal name to Cyren Ltd. Our website is https://www.cyren.com. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings under the Exchange Act are available on our website and are also available electronically from the website maintained by the SEC at www.sec.gov.

Our principal executive offices are located at 10 Ha-Menofim St., 5th Floor, Herzliya, Israel 4672561, where our telephone number is +972–9–863–6888.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus, including the risk factors set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

Your investment may be significantly diluted by the conversion of our Debentures and the payment of interest in ordinary shares.

A substantial number of ordinary shares could be issued upon conversion of our Debentures and issued as interest on the Debentures. Sales of substantial amounts of our ordinary shares in the public market, or the possibility of these sales, may adversely affect our stock price. As of May 11, 2020, 16,586,396 ordinary shares were reserved for issuance upon conversion of the $10,250,000 principal amount of outstanding Debentures (including shares issuable in respect of 5.75% interest payable if the Debentures are held until maturity). If issued, the shares underlying our Debentures would increase the number of ordinary shares currently outstanding and will dilute the holdings and voting rights of our then-existing shareholders. Further, if we elect to issue ordinary shares as payment of interest under the Debentures, the actual number of ordinary shares issued will be based on fluctuating trading prices of our ordinary shares prior to the interest payment date. To the extent that the price of our ordinary shares declines, and we elect to issue ordinary shares as payment of interest under the Debentures, we will need to issue more ordinary shares to satisfy the interest payment, which will result in further dilution.

Adjustments to the conversion price for our Debentures issued to the Selling Shareholders will further dilute the ownership interests of our existing shareholders.

Our Debentures are convertible at any time after issuance, in whole or in part, at the holder’s option, into ordinary shares at a fixed conversion price equal to $0.75 per share. The fixed conversion price contains a “full-ratchet” anti-dilution provision which provides that if we issue ordinary shares or ordinary share equivalents at a price less than the current conversion price at any time during the 12 month period following the issuance date, the conversion price of the Debentures will be automatically reduced to such lower price. However, the reduced conversion price for the Debentures held by Brett Jackson, our Chief Executive Officer, cannot be less than $0.73.

Any reduction in the conversion price below the initial fixed conversion price of $0.75 will result in additional shares being issued upon conversion of the Debentures, including amounts converted in respect of interest, that would further dilute our existing shareholders.

We are currently not in compliance with the Nasdaq Capital Market listing standards. If our ordinary shares are delisted, the market price and liquidity of our ordinary shares and our ability to raise additional capital would be adversely impacted.

Our ordinary shares are currently listed on the Nasdaq Capital Market. Continued listing of a security on the Nasdaq Capital Market is conditioned upon compliance with various continued listing standards. On April 24, 2020, we received written notice, or the Notice, from the Listing Qualifications Department of the Nasdaq Stock Market informing us that because the closing bid price for our ordinary shares listed on the Nasdaq Capital Market was below $1.00 per share for 30 consecutive business days prior to the date of the Notice, we do not currently meet the minimum closing bid requirement for continued listing on the Nasdaq Capital Market set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules. We have until December 28, 2020 to regain compliance.

In the event that our ordinary shares are not eligible for continued listing on the Nasdaq Capital Market or another national securities exchange, trading of our ordinary shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our ordinary shares, and there would likely also be a reduction in our coverage by security analysts and the news media, which could cause the price of our ordinary shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

Where you can find more information

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also access our SEC filings at our website http://www.cyren.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated into this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-26495):

We incorporate by reference into this prospectus the information contained in the following documents, which is considered to be a part of this prospectus:

●	the Annual Report on Form 10-K for the year ended December 31, 2019;

●	the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

●	the Current Reports on Form 8-K filed with the SEC on March 17, 2020, March 19, 2020, and April 30, 2020; and

●	the description of our ordinary shares contained in our Form 8-A filed on June 25, 1999 and Form F-1 (File No. 333-78531) filed on May 14, 1999, as amended, as updated by Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2019 and any reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. You may obtain a copy of these filings, without charge, by writing or calling us at:

1430 Spring Hill Road, Suite 330
McLean, Virginia 22102
Attn: Investor Relations
Telephone Number (703) 760-3320

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of our management. In addition, statements in the future tense, and statements including words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. Specifically, this prospectus and the information incorporated by reference in this prospectus contain forward-looking statements regarding:

●	our intention to release two new enterprise-focused product offerings in 2020 and the anticipated solutions such offerings will provide to our customers;

●	our expectations regarding the timing of availability of our CIS solution to the market and the timing of its revenue impact;

●	our expectations regarding our integrated offering and our partnership with Microsoft;

●	our expectations that our utilization of our cloud infrastructure will increase and provide opportunity for improved gross margins;

●	our expectations regarding our future profitability and revenue growth;

●	our expectations regarding increases in cost of revenue and operating expenses, including as a result of our anticipated investments in R&D;

●	our expectations that R&D expenses may decrease as we release new products during 2020 and that G&A expenses will continue to grow in absolute dollars as we continue our operational growth;

●	our beliefs regarding the importance of R&D;

●	our expectation to lower the rate of R&D investment as a percentage of revenue in the future and to drive more revenue from existing solutions rather than by adding new solutions;

●	our expectations regarding reducing the historical rate of headcount growth and its resulting impact on our gross and operating margins over time;

●	our expectations regarding our business strategies, including our contingency plan;

●	our expectations regarding growth of our enterprise business and its expected impact on our business, including its contribution to our cash flow and return on investment;

●	our expectations regarding our capital expenditures for 2020;

●	our belief regarding the adequacy of our existing capital resources and other future measures to satisfy our expected liquidity requirements;

●	our beliefs regarding our competitive position in the market in which we operate;

●	our expectations regarding the regulatory environment of data privacy in the EU;

●	our anticipated significant investments in R&D and promotion of our brand;

●	our expectations regarding trends in the market for internet security and technology industry;

●	our expectations regarding existing and new threats, key challenges and opportunities in our industry and their impact on our business, including the impact of innovations in the technology industry;

●	our expectations regarding the increase in utilization of our cloud infrastructure and the resulting impact on our gross margins;

●	our expectations regarding continued and future customers that will contribute to our revenue, and the solutions we provide to such customers;

●	our beliefs regarding factors that make our vision compelling to the IT security market;

●	our expectations regarding the locations where we conduct our business;

●	our belief regarding passive foreign investment company status;

●	our expectations regarding the impact of litigation;

●	our beliefs regarding our net operating loss carry-forwards; and

●	our expectations and estimates regarding certain tax and accounting matters, including the impact on our financial statements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

●	our ability to execute our business strategies, including our sales and business development plan;

●	our ability to timely and successfully enhance and improve our existing solutions and introduce our new solutions;

●	the commercial success of such enhancements and new solutions;

●	lack of demand for our solutions, including as a result of actual or perceived decreases in levels of advanced cyber attacks;

●	our ability to manage our cost structure, avoid unanticipated liabilities and achieve profitability;

●	our ability to grow our revenues, including the ability of existing solutions to drive sufficient revenue;

●	our ability to attract new customers and increase revenue from existing customers;

●	market acceptance of our existing and new product offerings;

●	the success of our partnership with Microsoft, including our ability to successfully integrate our web security technology into its platform;

●	our ability to adapt to changing technological requirements and shifting preferences of our customers and their users;

●	the impact of the of the COVID-19 outbreak;

●	our continued listing on Nasdaq;

●	our ability to successfully shift the focus of our product development and sales efforts to new products, while de-emphasizing our CWS offerings;

●	loss of any of our large customers;

●	adverse conditions in the national and global financial markets;

●	the impact of currency fluctuations;

●	political and other conditions in Israel that may limit our R&D activities;

●	increased competition or our ability to anticipate or effectively react to competitive challenges;

●	the ability of our brand development strategies to enhance our brand recognition;

●	our ability to retain key personnel;

●	performance of our OEM partners, service providers and resellers;

●	our ability to successfully implement our contingency plan, if needed, and its ability to allow us to continue our operations and meet our cash obligations;

●	our ability to successfully estimate the impact of regulatory and litigation matters;

●	our ability to comply with applicable laws and regulations and the impact of changes in applicable laws and regulations, including tax legislation or policies;

●	economic, regulatory and political risks associated with our international operations;

●	the impact of cyber attacks or a security breach of our systems;

●	our ability to protect our brand name and intellectual property rights;

●	the impact of our controlling shareholder’s decisions, which may differ with respect to our strategic direction;

●	our ability to successfully estimate the impact of certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements; and

●	those risks detailed in the section of this prospectus entitled “Risk Factors,” and those risks described in the documents we file from time to time with the SEC that are incorporated by reference in this prospectus, specifically our most recent Annual Report on Form 10-K, Form 10-Q and our Current Reports on Form 8-K.

Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances, or otherwise after the date hereof.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the State of Israel, and many of our directors and executive officers, as well as the Israeli experts named herein are not residents of the United States, and substantially all of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named herein and enforcement of judgments obtained in the United States against us, our directors and executive officers, or the Israeli experts named herein, may be difficult to obtain within the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor “You may have difficulties enforcing a U.S. judgment against us and our executive officers and directors or asserting U.S. securities laws claims in Israel” under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

Cyren Inc. is the U.S. agent authorized to receive service of process in any action against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any or all of the ordinary shares being offered by the selling shareholders under this prospectus.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those issuable to the selling shareholders, upon conversion of the Debentures. We are registering the ordinary shares in order to permit the selling shareholders to offer up to 16,586,396 ordinary shares for resale from time to time. The selling shareholders may acquire such ordinary shares upon the conversion of, and as interest payments on, the $10.25 million aggregate principal amount of our outstanding Debentures held by selling shareholders and originally issued pursuant to the Securities Purchase Agreements, dated March 17, 2020, by and among the selling shareholders and us. The Debentures were originally issued in a private placement exempt from the registration requirements of the Securities Act, by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. Under the terms of the Debentures, subject to certain exceptions, interest on the outstanding principal amount is payable semi-annually, in cash or, at the Company’s option, in ordinary shares using a conversion rate based on the trailing 10-trading day volume weighted average price, or VWAP, of our ordinary shares on the trading day that is three trading days prior to the applicable interest payment date.

Except for the ownership of the ordinary shares and the Debentures, the selling shareholders, other than Brett Jackson, our Chief Executive Officer, have not had any material relationship with us within the past three years.

The following table sets forth (i) the name of each selling shareholder, (ii) the number of shares beneficially owned by each of the respective selling shareholders, (iii) the number of ordinary shares that may be offered under this prospectus, and (iv) the number of ordinary shares owned by the selling shareholders assuming all of the ordinary shares covered hereby are sold. The “Percentage of Ordinary Shares Beneficially Owned After Offering” is based on 59,972,055 ordinary shares outstanding as of April 30, 2020. The selling shareholders may sell all, some or none of their shares in this offering. The information presented regarding the selling shareholders is based, in part, on information the selling shareholders provided to us in writing specifically for use in this prospectus.

The information in the column, “Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus,” assumes the sale of shares issuable upon full conversion of the Debentures and as interest payable on the Debentures if held until maturity.

The actual number of ordinary shares issuable upon conversion of the Debentures is subject to adjustment upon certain corporate events such as stock splits and if we issue ordinary shares or ordinary share equivalents at a price less than the current conversion price at any time during the 12 month period following the issuance date. In addition, the actual number of ordinary shares issued as payment of interest under the Debentures is based on fluctuating trading prices of our ordinary shares. Further, pursuant to the terms of the Debentures, a selling shareholder may not exercise the Debentures to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon conversion of the debentures which have not been exercised. The number of shares set forth in the following table for any selling shareholder does not take into account this limitation. Accordingly, the number of ordinary shares set forth in the following table for any shareholder may exceed the number of ordinary shares that it could beneficially own at any given time as a result of its ownership of the Debentures. As a result, the actual number of ordinary shares that may be issued to and sold by the selling shareholders could be materially less or more than the estimated numbers in the column titled “Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus” depending on factors which cannot be predicted at this time. In addition, we do not know how long the selling shareholders will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale or other disposition of any ordinary shares.

Except as otherwise noted herein, the number and percentage of ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any ordinary shares as to which the individual has sole or shared voting power or investment power and also any ordinary shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any option or other right.   Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the ordinary shares shown as beneficially owned.

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering	Percentage of Ordinary Shares Beneficially Owned After Offering
Brett M. Jackson, Chief Executive Officer	850,834	(1)	404,547	517,500	*
Blackwell Partners LLC - Series A	1,353,800	(2)(3)	1,643,023	-	-
Herald Investment Management Limited for and on behalf of Herald Investment Trust plc	1,333,334	(4)	1,618,185	-	-
Inductive Capital LP	600,000	(5)	728,183	-	-
Lytton-Kambara Foundation	1,745,580	(6)	1,618,185	412,246	*
Manatuck Hill Mariner Master Fund, LP	237,334	(7)	288,038	-	-
Manatuck Hill Navigator Master Fund, LP	190,667	(8)	231,401	-	-
Manatuck Hill Scout Fund, LP	572,000	(9)	694,201	-	-
MAZ Partners LP	133,334	(10)	161,820	-	-
Nantahala Capital Partners II Limited Partnership	1,726,532	(11)(3)	2,095,385	-	-
Nantahala Capital Partners Limited Partnership	634,428	(12)(3)	769,966	-	-
NCP QR LP	703,352	(13)(3)	853,615	-	-
Nantahala Capital Partners SI, LP	4,515,224	(14)(3)	5,479,847	-	-

*Less than 1%.

(1)	Consists of (i) 315,000 ordinary shares issuable upon the exercise of options that are exercisable within 60 days, (ii) 202,500 ordinary shares underlying restricted stock units vesting on July 30, 2020, and (iii) 333,334 ordinary shares issuable upon conversion of the Debenture held by Mr. Jackson.

(2)	Consists of 1,353,800 ordinary shares issuable upon conversion of the Debenture held by such selling shareholder.

(3)	Nantahala Capital Management, LLC is a registered investment adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of such selling shareholder as a general partner or investment manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or such selling shareholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the ordinary shares held by the selling shareholder.

(4)	Consists of 1,333,334 ordinary shares issuable upon conversion of the Debenture held by Herald Investment Management Limited for and on behalf of Herald Investment Trust plc. Katherine Potts, Fraser Elms and Taymour Ezzat have voting and dispositive power over the securities beneficially held by such selling shareholder.

(5)	Consists of 600,000 ordinary shares issuable upon conversion of the Debenture held by Inductive Capital LP. William Burnham has voting and dispositive power over the securities beneficially held by such selling shareholder.

(6)	Consists of (i) 412,246 ordinary shares and (ii) 1,333,334 ordinary shares issuable upon conversion of the Debenture held by Lytton-Kambara Foundation. Laurence Lytton has voting and dispositive power over the securities beneficially owned by such selling shareholder.

(7)	Consists of 237,334 ordinary shares issuable upon conversion of the Debenture held by Manatuck Hill Mariner Master Fund, LP. Mark Broach has voting and investment power over the securities beneficially owned by such selling shareholder. Mr. Broach may be deemed to share beneficial ownership of the securities beneficially owned by such selling shareholder.

(8)	Consists of 190,667 ordinary shares issuable upon conversion of the Debenture held by Manatuck Hill Navigator Master Fund, LP. Mark Broach has voting and investment power over the securities beneficially owned by such selling shareholder. Mr. Broach may be deemed to share beneficial ownership of the securities beneficially owned by such selling shareholder.

(9)	Consists of 572,000 ordinary shares issuable upon conversion of the Debentures held Manatuck Hill Scout Fund, LP. Mark Broach has voting and investment control over the securities beneficially owned by such selling shareholder. Mr. Broach may be deemed to share beneficial ownership of the securities beneficially owned by such selling shareholder.

(10)	Consists of 133,334 ordinary shares issuable upon conversion of the Debenture held by MAZ Partners LP. Walter Schenker is a principal of MAZ Partners LP and has voting and investment power with respect to the shares held by MAZ Partners LP.

(11)	Consists of 1,726,532 ordinary shares issuable upon conversion of the Debenture held by such selling shareholder.

(12)	Consists of 634,428 ordinary shares issuable upon conversion of the Debenture held by such selling shareholder.

(13)	Consists of 703,352 ordinary shares issuable upon conversion of the Debenture held by such selling shareholder.

(14)	Consists of 4,515,224 ordinary shares issuable upon conversion of the Debenture held by such selling shareholder.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders pursuant to Rule 144 under the Securities Act, (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect and March 19, 2022. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act of 1934, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the ordinary shares offered hereby will be passed upon by Yigal Arnon & Co., Israel.

EXPERTS

The consolidated financial statements of Cyren Ltd. appearing in our most recent Annual Report on Form 10-K (including schedules appearing therein), have been audited by Kost Forer Gabbay & Kasierer (a member of EY Global), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.